Exhibit 99.1
Contact:
Big 5 Sporting Goods Corporation
Barry Emerson
Sr. Vice President and Chief Financial Officer
(310) 536-0611
Integrated Corporate Relations, Inc.
John Mills
Senior Managing Director
(310) 954-1105
BIG 5 SPORTING GOODS CORPORATION ANNOUNCES FISCAL 2007 FIRST QUARTER RESULTS
•	First Quarter Diluted Earnings Per Share Increase 27% to $0.33

•	Same Store Sales Increase Represents 45th Consecutive Quarter of Same Store Sales Growth

•	Declares Regular Quarterly Cash Dividend
EL SEGUNDO, Calif., May 3, 2007 — Big 5 Sporting Goods Corporation (NASDAQ: BGFV), a leading sporting goods retailer, today reported financial results for the fiscal 2007 first quarter ended April 1, 2007.
For the fiscal 2007 first quarter, net sales increased $9.8 million, or 4.7%, to $217.0 million from net sales of $207.2 million for the first quarter of fiscal 2006. Same store sales increased 1.0% for the first quarter, representing the Company’s 45th consecutive quarter of positive same store sales comparisons.
Gross profit for the fiscal 2007 first quarter increased 6.3% to $78.0 million from $73.4 million in the first quarter of the prior year. The Company’s gross profit margin improved to 36.0% in the fiscal 2007 first quarter from 35.4% in the first quarter of the prior year. The margin improvement was driven by an increase of approximately 80 basis points in product selling margins, which benefited from sales of winter-related products earlier in the quarter at higher margins than the prior year, and a $2.2 million decrease in distribution center costs due to facility transition costs incurred in the prior year. These improvements were partially offset by a $2.4 million reduction in inventory cost capitalization from the first quarter of the prior year.
Selling and administrative expense as a percentage of net sales improved to 27.6% in the fiscal 2007 first quarter from 27.7% in the first quarter of last year. This improvement was driven primarily by a $1.3 million decrease in audit and legal fees due to additional expenses incurred in the prior year to complete the Company’s financial statement and internal control audits, and the Company’s leveraging of store-related expenses. These benefits were partially offset by a $1.1 million increase in advertising expense primarily to support the Company’s sales and store growth.
Net income for the first quarter of fiscal 2007 increased to $7.6 million, or $0.33 per diluted share, from net income of $5.9 million, or $0.26 per diluted share, for the first quarter of fiscal 2006.
Quarterly Cash Dividend
The Company’s Board of Directors has declared a quarterly cash dividend of $0.09 per share of outstanding common stock, which will be paid on June 15, 2007 to stockholders of record as of June 1, 2007.
Guidance
For the second quarter of fiscal 2007, the Company expects to realize same store sales growth in the flat to low single-digit range and earnings per diluted share in the range of $0.25 to $0.33. Second quarter earnings guidance reflects lower than anticipated sales beginning in the second half of April and, compared to the prior year, reflects lower distribution center expenses offset by a reduction in inventory cost capitalization and higher administrative expenses to support the Company’s financial reporting initiatives. The Company continues to expect full-year same store sales growth in the low single-digit range and full-year earnings per diluted share in the range of $1.47 to $1.57.
Store Openings
During the fiscal 2007 first quarter, the Company opened three new stores, including one relocation, and closed an additional store in preparation for its relocation during the second quarter. The Company operated 344 stores at the end of the first quarter and anticipates opening four new stores during the fiscal 2007 second quarter. The Company anticipates opening approximately 20 new stores, net of relocations, during fiscal 2007.
“We are pleased to have begun the year with a very strong earnings performance,” said Steven G. Miller, the Company’s Chairman, President and Chief Executive Officer. “We achieved sales and product margin gains in each of our three major merchandise categories of footwear, hard goods and apparel, while comping against our strongest quarterly same store sales performance of last year. Product margins benefited from strong sales of winter-related products early in the quarter, when margins are highest, compared to last year, when we realized very strong winter product sales late in the quarter.”
Commenting on second quarter sales trends, Mr. Miller added, “While sales over the first two weeks of the second quarter were positive, they began to soften in the second half of April. We are continuing to evaluate the factors that may be contributing to these lower than anticipated sales levels. The back half of the second quarter, which includes Memorial Day,

Father’s Day and pre-Fourth of July sales, is by far the most important part of the quarter. We believe we are well positioned with a strong merchandise and promotional plan for this period.”
Conference Call Information
The Company will host a conference call and audio webcast today at 2:00 p.m. Pacific (5:00 p.m. EDT) to discuss financial results for the fiscal 2007 first quarter. The webcast will be available at www.big5sportinggoods.com and archived for 30 days. Visitors to the website should select the “Investor Relations” link to access the webcast.
About Big 5 Sporting Goods Corporation
Big 5 is a leading sporting goods retailer in the United States, operating 344 stores in 10 states under the “Big 5 Sporting Goods” name. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, tennis, golf, snowboarding and in-line skating.
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Big 5’s actual results in current or future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, weather conditions, changes in costs of goods, operating expense fluctuations, disruption in product flow or increased costs related to distribution center operations, changes in interest rates and economic conditions in general. Those and other risks are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2006. Big 5 conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Big 5’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Big 5 disclaims any obligation to update such factors or to publicly announce results of revisions to any of the forward-looking statements contained herein to reflect future events or developments.
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FINANCIAL TABLES FOLLOW

BIG 5 SPORTING GOODS CORPORATION
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

	April 1,	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$6,836	$5,145
Trade and other receivables, net of allowances of $254 and $314, respectively	8,867	13,146
Merchandise inventories	233,524	228,692
Prepaid expenses	8,003	9,857
Deferred income taxes	8,775	9,345

Total current assets	266,005	266,185

Property and equipment, net	87,529	88,159
Deferred income taxes	8,156	7,795
Other assets, net of accumulated amortization of $204 and $590, respectively	1,095	1,107
Goodwill	4,433	4,433

Total assets	$367,218	$367,679

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$109,006	$96,128
Accrued expenses	56,646	66,513
Current portion of capital lease obligations	2,035	1,995

Total current liabilities	167,687	164,636

Deferred rent, less current portion	19,397	19,735
Capital lease obligations, less current portion	3,081	2,992
Long-term debt	67,457	77,086
Other long-term liabilities	2,833	2,770

Total liabilities	260,455	267,219

Commitments and contingencies and subsequent events

Stockholders’ equity:
Common stock, $0.01 par value, authorized 50,000,000 shares; issued 22,868,387 and 22,848,887 shares, respectively; outstanding 22,689,167 and 22,670,367 shares, respectively	228	228
Additional paid-in capital	88,730	87,956
Retained earnings	19,672	14,126
Less: Treasury stock, at cost; 179,220 and 178,520 shares, respectively	(1,867)	(1,850)

Total stockholders’ equity	106,763	100,460

Total liabilities and stockholders’ equity	$367,218	$367,679

BIG 5 SPORTING GOODS CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	13 Weeks Ended
	April 1, 2007	April 2, 2006
Net sales	$217,007	$207,181
Cost of goods sold, buying and occupancy, excluding depreciation and amortization shown separately below	138,963	133,754

Gross profit	78,044	73,427

Operating expenses:
Selling and administrative	59,872	57,392
Depreciation and amortization	4,206	4,400

Total operating expenses	64,078	61,792

Operating income	13,966	11,635

Interest expense	1,449	1,829

Income before income taxes	12,517	9,806

Income taxes	4,930	3,863

Net income	$7,587	$5,943

Dividends per share declared	$0.09	$0.07

Earnings per share:
Basic	$0.33	$0.26

Diluted	$0.33	$0.26

Weighted-average shares of common stock outstanding:
Basic	22,675	22,702

Diluted	22,785	22,787